Exhibit 3.4

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

This Amendment No. 1 (this “ Amendment ”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., a Delaware limited partnership (the “ Partnership ”), dated as of February 8, 2006 (the “ Partnership Agreement ”), is entered into effective as of November 1, 2006, by LE GP, LLC, a Delaware limited liability company (the “ General Partner ”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect); and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (subject to Section 5.9 of the Partnership Agreement), may amend any provision of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement; and

WHEREAS, the Partnership has entered into a Contribution and Conveyance Agreement, dated as of November 1, 2006 (the “ Contribution Agreement ”), between the Partnership and Energy Transfer Investments, L.P., a Delaware limited partnership (“ ETI ”), pursuant to which ETI will contribute to the Partnership the 50% Class B limited partner interest in Energy Transfer Partners GP, L.P. owned by ETI in exchange for a new class of Partnership Securities to be designated as “Class C Units” with such terms as are set forth in this Amendment; and

WHEREAS, the General Partner has determined that the creation of the Class C Units will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the issuance of the Class C Units complies with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(j) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the Class C Units; and

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1. Amendments.

(a) Section 1.1 is hereby amended to add or amend and restate the following definitions:

“ Class C Distribution Increase Date ” has the meaning assigned to such term in Section 5.12(g).

“ Class C Unit ” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class C Units in this Agreement. The term “Class C Unit” does not refer to a Common Unit prior to the conversion of a Class C Unit into a Common Unit pursuant to the terms hereof.

“ Conversion Approval ” has the meaning assigned to such term in Section 5.12(f).

“ Conversion Approval Date ” has the meaning assigned to such term in Section 5.12(f).

“ Conversion Effective Date ” has the meaning assigned to such term in Section 5.12(h).

“ Excess Payment ” has the meaning set forth in Section 5.12(g).

“ Initial Common Units ” means the Common Units sold in the Initial Offering.

“ Initial Offering ” means the initial public offering and sale of Common Units to the public in February 2006.

“ Initial Unit Price ” means with respect to the Common Units and the Class G Units, the initial public offering price per Common Unit at which the Common Units were sold to the public in the Initial Offering.

“ Issue Price ” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership.

“ Remaining Net Positive Adjustments ” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Class C Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Class C Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.

“ Share of Additional Book Basis Derivative Items ” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Class C Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.

“ Outstanding ” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing, prior to such acquisition, that such limitation shall not apply to such Person or Group or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner; and provided, further, that none of the Class C Units shall be deemed to be Outstanding for purposes of determining if any Class C Units are entitled to distributions of Available Cash unless such Class C Units shall have been reflected on the books of the Partnership as outstanding during such Quarter and on the Record Date for the determination of any distribution of Available Cash.

“ Unrecovered Capital ” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

(b) Section 1.1 of the Partnership Agreement is hereby further amended to amend and restate the final sentence of the definition of “Common Unit” as follows:

“The term “Common Unit” does not refer to a Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”

(c) Section 4.7(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“(c) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.4(b). The transfer of a Class C Unit shall be subject to the restrictions imposed by Section 6.5.”

(d) Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

“Section 5.12 Establishment of Class C Units.

(a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class C Units” and consisting of a total of 83,148,900 Class C Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class C Units as set forth in this Section 5.12.

(b) Rights of Class C Units. During the period commencing upon issuance of the Class C Units and ending on the Conversion Effective Date (or that later time specified in this Section 5.12(b)), unless amended pursuant to Section 5.12(i) hereof:

(i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class C Units to the same extent as such items would be so allocated if such Class C Units were Common Units that were then Outstanding.

(ii) Distributions. Except as otherwise provided in this Agreement, the Class C Units shall have the right to share in partnership distributions on a pro rata basis with the Common Units, so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class C Unit; provided, however, in the event that the Partnership would not have available cash with respect to any Quarter sufficient to distribute $0.175 (the “ Initial Quarterly Distribution Amount ”) in respect of each Common Unit, Class B Unit and Class C Unit or there shall exist in respect of any Quarter, a Cumulative Common Unit Arrearage, then Available Cash with respect to such Quarter shall, subject to Section 17–607 of the Delaware Act, be distributed as follows:

(A) First, to the Unitholders holding Common Units and Class B Units and to the General Partner, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit and Class B Unit then outstanding an amount equal to the Initial Quarterly Distribution Amount for such Quarter;

(B) Second, to the Unitholders holding Common Units and Class B Units and to the General Partner, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit and Class B Unit then outstanding an amount equal to the Cumulative Common Unit Arrearage;

(C) Third, to the Unitholders holding Class C Units and to the General Partner, in proportion to their respective Percentage Interests.

The following definitions shall be applied to the terms used in this Section 5.12(b):

“ Common Unit Arrearage ” means, with respect to any Common Unit, whenever issued, as to any Quarter ending on or prior to the Conversion Effective Date as to which distributions are made pursuant to the proviso to Section 5.12(b)(ii), the excess, if any, of (a) the Initial Quarterly Distribution Amount with respect to such Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such quarter pursuant to clause (A) of the proviso to Section 5.12(b)(ii).

“ Cumulative Common Unit Arrearage ” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage for each of the Quarters ending on or prior to theConversion Effective Date over (b) the sum of any distributions theretofore made pursuant to clause (B) of the proviso to Section 5.12(b)(ii).

(c) Voting Rights. The Class C Units will have such voting rights pursuant to the Partnership Agreement as such Class C Units would have if they were Common Units that were then Outstanding, except that (i) with respect to Conversion Approval, none of the Class C Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote thereon and (ii) other than with respect to Conversion Approval, the Class C Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class. Each Class C Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Unit is convertible at the time of the record date for the vote or written consent on the matter.

(d) Certificates. The Class C Units will be evidenced by certificates in substantially the form of Exhibit A to this Amendment, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class C Units have not been registered under the Securities Act or any state securities laws.

(e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class C Units.

(f) Conversion. Except as provided in Section 5.12(i) and in this Section 5.12(f), the Class C Units are not convertible into Common Units. The Partnership shall, pursuant to the Contribution Agreement, take such actions as may be necessary or appropriate to submit to a vote or consent of the Unitholders (other than holders of Class C Units) the approval of a change in the terms of the Class C Units to provide that each Class C Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class C Units) effective immediately upon receipt of such approval from such Unitholders (the “ Conversion Approval ”) without any further action by the holders thereof. The vote or consent required for the Conversion Approval will be the requisite vote required under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading. The date that Conversion Approval is obtained is herein referred to as the “ Conversion Approval Date. ” Upon receipt of the Conversion Approval and compliance with Section 5.12(h), the terms of the Class C Units will be changed, automatically and without further action, on the Conversion Effective Date (as defined in Section 5.12(h) below), so that each Class C Unit is converted into one Common Unit and, immediately thereafter, none of the Class C Units shall be Outstanding.

(g) Automatic Provisions. If the Conversion Effective Date has not occurred within 180 days following the date of issuance of the Class C Units, then, effective as of the next succeeding day (the “ Class C Distribution Increase Date ”) until the Conversion Effective Date, Section 5.12(b) will be deemed to be amended in its entirety, automatically and without further action, as follows:

(b) Rights of Class C Units. Prior to the Conversion Effective Date (or the later date specified in this Section 5.12(b)):

(i) Allocations. All allocations of items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class C Units based on 115% of that which would be allocated to the Common Units so that the amount thereof allocated to each Class C Unit will be 115% of the amount thereof allocated to each Common Unit, and the allocations to Class C Units shall have the same order of priority relative to allocations on the Common Units.

(ii) Distributions. The Class C Units shall have the right to share in Partnership distributions based on 115% of the amount of any Partnership distribution that would be made to each Common Unit so that the amount of any Partnership distribution to each Class C Unit will equal 115% of the amount of such distribution to each Common Unit, and the right of holders of Class C Units to receive distributions shall have the same order of priority relative to distributions on the Common Units.

(iii) Liquidating Distributions. The Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 115% of the liquidating distributions that would be made to the Common Units so that the amount of any liquidating distribution to each Class C Unit will equal 115% of the amount of such distribution to each Common Unit, and the rights of the Class C Units upon dissolution and liquidation of the Partnership shall have the same order of priority relative to the rights of the Common Units.

(iv) Excess Payments. If the Conversion Effective Date occurs after the Class C Distribution Increase Date, on the Conversion Effective Date (or the later date specified as follows), then for the Quarter in which such conversion occurs, concurrently with the distribution of Available Cash in respect of such Quarter in accordance with Section 6.3 hereof (subject to this Section 5.12), a distribution shall be paid to each holder of record of Class C Units as of the Conversion Effective Date, with the amount of such distribution for each such Class C Unit to be equal to the product of (a) 15% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (I) the numerator is the number of days in such Quarter up to but excluding the Conversion Effective Date and (II) the denominator is the total number of days in such Quarter (such amount, the “Excess Payment”). For the taxable year in which an Excess Payment is made, if not previously allocated, each holder of a Class C Unit shall be allocated items of gross income in an amount equal to the Excess Payment distributed to it as provided in Section 6.1(d)(xiii). For the avoidance of doubt, each Common Unit issued upon conversion of a Class C Unit shall be entitled to receive the full distribution payable to the holder of a Common Unit concurrently with the distribution of such Excess Payment.”

(h) Surrender of Certificates. Upon receipt of the Conversion Approval in accordance with Section 5.12(f) or a change in rules of the National Securities Exchange as described in Section 5.12(i), the General Partner shall give the holders of the Class C Units prompt notice of such Conversion Approval or change in rules and, subject to the requirements of Section 6.5, each holder of Class C Units shall promptly surrender the Class C Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class C Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the third calendar day following the Conversion Approval Date or, in the case of Section 5.12(i), the date of the effectiveness of such rule change (the “ Conversion Effective Date ”), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

(i) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class C Units into Common Units as provided in Section 5.12(f), the terms of such Class C Units will be changed so that each Class C Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.12(h)) into one Common Unit and, immediately thereafter, none of the Class C Units shall be Outstanding.”

(e) Section 6.1(c)(i) is amended and restated as follows:

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.6(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A.

First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

B.

Second, to all Unitholders holding Common Units and Class B Units and to the General Partner, in proportion to their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Initial Quarterly Distribution Amount for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to clause (A) of the proviso to Section 5.12(b)(ii) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid IQD”); plus (3) any then existing Cumulative Common Unit Arrearage;

C.

Third, if such net Termination Gain is recognized (or is deemed to be recognized) prior to the Conversion Effective Date, to all Unitholders holding Class C Units and to the General Partner, in proportion to their respective Percentage Interests, until the Capital Account in respect of each Class C Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Initial Quarterly Distribution Amount for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to clause (C) of the proviso to Section 5.12(b)(ii) with respect to such Class C Unit for such Quarter;

D. Fourth, to all Unitholders and to the General Partner, in accordance with their relative Percentage Interests.

(f) Section 6.1(d)(ix) is amended and restated as follows:

“(xi) Economic Uniformity. (A) With respect to any taxable period ending upon, or after, the date a Conversion Notice is given by a holder of Class B Units pursuant to Section 5.7, items of Partnership income and gain shall be allocated 100% to each Partner holding such Class B Units until each such Partner has been allocated an amount of Partnership income or gain that increases the Capital Account maintained with respect to each converted Class B Unit to an amount equal to the product of (1) the number of converted Class B Units and (2) the Per Unit Capital Amount for a Common Unit. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class B Units into Common Units.

(B) At the election of the General Partner with respect to any taxable period ending upon the Conversion Effective Date, all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(ix)(A), shall be allocated 100% to each Partner holding such Common Units resulting from the conversion pursuant to Section 5.12 in the proportion of the number of converted Class C Units held by such Partner to the total number of converted Class C Units then Outstanding, until each such Partner has been allocated an amount of Partnership income or gain that increases the Capital Account maintained with respect to each converted Class C Units to an amount equal to the product of (A) the number of converted Class C Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying converted Class C Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such converted Class C Units into Common Units.”

(g) Article VI is hereby amended to add a new Section 6.1(d)(xiii) as follows:

“(xiii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.6(a), with respect to Class C Units, or Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income and gain in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs, times (bb) the sum of the amounts allocated in clause (1) above by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs.”

(h) Article VI is hereby amended to add a new Section 6.5 as follows:

“Section 6.5 Special Provisions Relating to the Holders of Class C Units. A Unitholder holding a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class C Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.5, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class C Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(ix)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.”

Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

LE GP, LLC

By:	/s/ John W. McReynolds
John W. McReynolds, President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By: LE GP, LLC, General Partner of
Energy Transfer Equity, L.P., as attorney-in-fact for all Limited Partners pursuant to the powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ John W. McReynolds
John W. McReynolds, President

SIGNATURE PAGE TO

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

EXHIBIT A

Certificate Evidencing Class C Units

Representing Limited Partner Interests in

Energy Transfer Equity, L.P.

No.	Class C Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as amended, supplemented or restated from time to time (the “ Partnership Agreement ”), Energy Transfer Equity, L.P., a Delaware limited partnership (the “ Partnership ”), hereby certifies that                          (the “ Holder ”) is the registered owner of Class C Units representing limited partner interests in the Partnership (the “ Class C Units ”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Class C Units represented by this Certificate. The rights, preferences and limitations of the Class C Units are set forth in, and this Certificate and the Class C Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2828 Woodside Street, Dallas, Texas 75204. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER EQUITY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER EQUITY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER EQUITY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Energy Transfer Equity, L.P.

Countersigned and Registered by:	By:	LE GP, LLC,
its General Partner

By:
as Transfer Agent and Registrar	Name:
By:	By:
Authorized Signature		Secretary

[Reverse of Certificate ]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

FOR VALUE RECEIVED,                  hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

             Class C Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                 as its attorney-in-fact with full power of substitution to transfer the same on the books of Energy Transfer Equity, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15		(Signature) (Signature)

No transfer of the Class C Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class C Units to be transferred is surrendered for registration or transfer and, following a FERC Notice, an Application for Transfer of Class C Units has been properly completed and executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Class C Units shall have no duty to the transferee with respect to execution of the Application for Transfer of Class C Units in order for such transferee to obtain registration of the transfer of the Class C Units.

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